Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	Fourth Quarter		Years Ended December 31,
	2021	2020	2021	2020
	(in millions, except per share amounts)
Railway operating revenues
Merchandise	$1,671	$1,553	$6,669	$6,088
Intermodal	831	730	3,163	2,654
Coal	350	290	1,310	1,047
Total railway operating revenues	2,852	2,573	11,142	9,789

Railway operating expenses
Compensation and benefits	598	587	2,442	2,373
Purchased services and rents	472	426	1,726	1,687
Fuel	226	136	799	535
Depreciation	298	287	1,181	1,154
Materials and other	129	153	547	653
Loss on asset disposal	—	—	—	385
Total railway operating expenses	1,723	1,589	6,695	6,787

Income from railway operations	1,129	984	4,447	3,002

Other income – net	21	43	77	153
Interest expense on debt	165	160	646	625

Income before income taxes	985	867	3,878	2,530

Income taxes
Current	199	132	689	375
Deferred	26	64	184	142
Total income taxes	225	196	873	517

Net income	$760	$671	$3,005	$2,013

Earnings per share – diluted	$3.12	$2.64	$12.11	$7.84

Weighted average shares outstanding – diluted	243.5	254.7	248.1	256.6

See accompanying notes to consolidated financial statements

Norfolk Southern Corporation and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

	At December 31,
	2021	2020
	($ in millions)
Assets
Current assets:
Cash and cash equivalents	$839	$1,115
Accounts receivable – net	976	848
Materials and supplies	218	221
Other current assets	134	134
Total current assets	2,167	2,318

Investments	3,707	3,590
Properties less accumulated depreciation of $12,031 and $11,985, respectively	31,653	31,345
Other assets	966	709

Total assets	$38,493	$37,962

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,351	$1,016
Income and other taxes	305	263
Other current liabilities	312	302
Current maturities of long-term debt	553	579
Total current liabilities	2,521	2,160

Long-term debt	13,287	12,102
Other liabilities	1,879	1,987
Deferred income taxes	7,165	6,922

Total liabilities	24,852	23,171

Stockholders’ equity:
Common stock $1.00 per share par value, 1,350,000,000 shares authorized; outstanding 240,162,790 and 252,095,082 shares, respectively, net of treasury shares	242	254
Additional paid-in capital	2,215	2,248
Accumulated other comprehensive loss	(402)	(594)
Retained income	11,586	12,883

Total stockholders’ equity	13,641	14,791

Total liabilities and stockholders’ equity	$38,493	$37,962

See accompanying notes to consolidated financial statements

Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Years Ended December 31,
	2021	2020
	($ in millions)
Cash flows from operating activities
Net income	$3,005	$2,013
Reconciliation of net income to net cash provided by operating activities:
Depreciation	1,181	1,154
Deferred income taxes	184	142
Gains and losses on properties	(86)	(39)
Loss on asset disposal	—	385
Impairment of investment	—	99
Changes in assets and liabilities affecting operations:
Accounts receivable	(133)	71
Materials and supplies	3	23
Other current assets	(6)	3
Current liabilities other than debt	283	34
Other – net	(176)	(248)

Net cash provided by operating activities	4,255	3,637

Cash flows from investing activities
Property additions	(1,470)	(1,494)
Property sales and other transactions	159	333
Investment purchases	(10)	(13)
Investment sales and other transactions	99	(1)

Net cash used in investing activities	(1,222)	(1,175)

Cash flows from financing activities
Dividends	(1,028)	(960)
Common stock transactions	17	69
Purchase and retirement of common stock	(3,390)	(1,439)
Proceeds from borrowings – net of issuance costs	1,676	784
Debt repayments	(584)	(381)

Net cash used in financing activities	(3,309)	(1,927)

Net increase (decrease) in cash and cash equivalents	(276)	535

Cash and cash equivalents
At beginning of year	1,115	580

At end of year	$839	$1,115

Supplemental disclosures of cash flow information
Cash paid during the year for:
Interest (net of amounts capitalized)	$579	$577
Income taxes (net of refunds)	654	311

See accompanying notes to consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS:

1. Impairment of Investment

In 2020, we recorded an other-than-temporary impairment of $99 million related to the carrying value of an equity method investment. This non-cash impairment charge is recorded in “Purchased services and rents” on the Consolidated Statement of Income and had a $74 million impact on net income.

2. Loss on Asset Disposal

In 2020, we sold 703 locomotives deemed excess and no longer needed for railroad operations. We evaluated these locomotive retirements and concluded they were abnormal. Accordingly, we recorded a $385 million loss to adjust their carrying amount to their estimated fair value, which resulted in a $97 million tax benefit.

3. Stock Repurchase Program

We repurchased and retired 12.7 million and 7.4 million shares of common stock under our stock repurchase programs in 2021 and 2020, respectively, at a cost of $3.4 billion and $1.4 billion, respectively.